   As filed with the Securities and Exchange Commission on February 6, 2002

                                                     Registration No. 333-73946

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                      SECURITIES AND EXCHANGE COMMISSION

                                AMENDMENT NO. 5

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                       MANTECH INTERNATIONAL CORPORATION
            (Exact name of registrant as specified in its charter)

            Delaware                                 7373                         22-1852179
  (State or other jurisdiction    (Primary Standard Industrial Classification  (I.R.S. Employer
of incorporation or organization)                Code Number)                 Identification No.)

                               -----------------
                       ManTech International Corporation
                           12015 Lee Jackson Highway
                            Fairfax, VA 22033-3300
                                (703) 218-6000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               -----------------
                              George J. Pedersen
                       Chairman, Chief Executive Officer
                                 and President
                       ManTech International Corporation
                           12015 Lee Jackson Highway
                            Fairfax, VA 22033-3300
                                (703) 218-6000
                              Fax: (703) 218-6301
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:

                    John F. Olson             Robert G. Robison
                  Ronald O. Mueller            Sharon L. Ferko
             Gibson, Dunn & Crutcher LLP  Morgan Lewis & Bockius LLP
            1050 Connecticut Avenue, N.W.      101 Park Avenue
               Washington, D.C. 20036         New York, NY 10178
                   (202) 955-8500               (212) 309-6000
                 Fax: (202) 467-0539         Fax: (212) 309-6273
                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box.  [_]
                               -----------------
                        CALCULATION OF REGISTRATION FEE

================================================================================

                                                      Proposed
                                                      Maximum
            Title of each class of                   Aggregate            Amount of
          securities to be registered           Offering Price(1)(2) Registration Fee(3)
----------------------------------------------------------------------------------------
Class A common stock, $0.01 par value per share     $110,400,000           $24,693

================================================================================
(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

(2) Includes shares issuable upon exercise of the underwriters' over-allotment option.

(3) Reflects an increase in the proposed maximum aggregate offering price.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to such Section 8(a) may determine.

                                    PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The estimated expenses in connection with this offering (all of which will be borne by the registrant), are as follows:

Expenses                                              Amount
--------                                            ----------
Securities and Exchange Commission registration fee $   26,000
NASD filing fee....................................     11,000
Nasdaq listing fees................................      5,000
Printing expenses..................................    200,000
Accounting fees and expenses.......................    450,000
Legal fees and expenses............................    424,000
Blue Sky fees and expenses.........................      5,000
Transfer agent's fees and expenses.................      3,000
Miscellaneous......................................      7,000
                                                    ----------
   Total........................................... $1,131,000
                                                    ==========

Item 14. Indemnification of Directors and Officers.

    Section 145 of the Delaware General Corporation Law (DGCL) generally provides that all directors and officers (as well as other employees and individuals) may be indemnified against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with certain specified actions, suits or proceedings, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation -- a "derivative action"), if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification extends only to expenses (including attorneys' fees) actually and reasonably incurred in connection with defense or settlement of an action and the DGCL requires court approval before there can be any indemnification where the person seeking indemnification has been found liable to the corporation. Section 145 of the DGCL also provides that the rights conferred thereby are not exclusive of any other right which any person may be entitled to under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and permits a corporation to advance expenses to or on behalf of a person to be indemnified upon receipt of an undertaking to repay the amounts advanced if it is determined that the person is not entitled to be indemnified.

    The registrant's certificate of incorporation and bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding by reason of the fact that he is or was a director or officer of the registrant (or is or was serving at the request of the registrant as director, officer, employee or agent of another entity), shall be indemnified and held harmless by the registrant to the fullest extent authorized by the DGCL, as in effect (or to the extent that indemnification is broadened, as it may be amended), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such person in connection therewith. Except with respect to actions initiated by an officer or director against the registrant to recover the amount of an unpaid claim, the registrant is required to indemnify an officer or director in connection with an action, suit or proceeding initiated by such person only if such action, suit or proceeding was authorized by the board of directors of the registrant. The certificate of incorporation and bylaws further provide that an officer or director may (60 days after a written claim has been received by the registrant) bring suit against the registrant to recover an unpaid claim and, if such suit is successful, the expense of bringing such suit. While it is a defense to such suit that the claimant has not met the applicable standards of conduct which make indemnification permissible under the DGCL, neither the failure of the board of directors to have made a determination that indemnification is proper, nor an actual determination that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

    The certificate of incorporation and bylaws also provide that the rights conferred thereby are contract rights, that they are not exclusive of any other rights which an officer or director may have or hereafter acquire under any statute, any other provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and that they include the right to be paid by the registrant the expenses incurred in defending any specified action, suit or proceeding in advance of its final disposition provided that, if the DGCL so requires, such payment shall only be made upon delivery to the registrant by the officer or director of an undertaking to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the bylaws or otherwise.

Item 15. Recent Sales of Unregistered Securities.

    On September 17, 2001, we made a net contribution of 6,628 shares of the Class A common stock of our predecessor company, a New Jersey corporation, to the Employee Stock Ownership Plan Trust.

    The transaction described above was undertaken in reliance upon the exemptions from the registration requirements of the Securities Act of 1933 afforded by Rule 701 promulgated thereunder, as a transaction pursuant to the compensatory benefit plans and contracts relating to compensation. The registrant believes that exemptions other than the foregoing exemption may exist for this transaction.

Item 16. Exhibits and Financial Statement Schedule.

    (a) Exhibits

                                 EXHIBIT INDEX


Exhibit
Number  Description of Exhibit
------  ----------------------

    1.1 Form of Underwriting Agreement

  **2.1 Form of Plan of Merger by and between ManTech International Corporation, a New Jersey corporation, and ManTech International Corporation, a Delaware corporation

  **3.1 Second Amended and Restated Certificate of Incorporation of the Registrant

  **3.2 Amended and Restated Bylaws of the Registrant

  **4.1 Form of Common Stock Certificate.

  **4.2 Business Loan and Security Agreement with Citizens Bank of Pennsylvania, PNC Bank N.A.,
          Branch Banking and Trust Company of Virginia, and Chevy Chase Bank, F.S.B.

  **5.1 Opinion of Gibson, Dunn & Crutcher LLP

 **10.1 Retention Agreement, effective as of January 1, 2002, between John A. Moore, Jr. and ManTech
          International Corporation.

 **10.2 Form of Confidentiality, Non-competition and Non-solicitation Agreement, effective as of the closing of this offering, between specified executive officers and ManTech International
          Corporation.

 **10.3 Management Incentive Plan of ManTech International Corporation

 **10.4 Lease of Facility at 12015 Lee Jackson Highway, Fairfax, Virginia.

 **10.5 Promissory Notes dated April 13, 2001, June 12, 1996 and June 23, 1994 by and between
          George J. Pedersen and ManTech International Corporation.

 **10.6 Retention Agreement, effective as of January 1, 2002, between George J. Pedersen and ManTech
          International Corporation

 **10.7 Promissory Note dated February 27, 1997, by and between George J. Pedersen and ManTech
          International Corporation

 **10.8 USA CECOM Acquisition CTR-Washington, Contract No. DAAB07-98-A-6001, effective
          July 24, 1998

 **10.9 ManTech International Corporation, Supplemental Executive Retirement Plan for the benefit of
          George J. Pedersen, effective as of April 12, 1996

**10.10 ManTech International Corporation, Supplemental Executive Retirement Plan for the benefit of
          John A. Moore, Jr., effective as of April 12, 1996

**10.11 Severance Arrangement, by and between ManTech International Corporation and Bradley H.
          Feldmann

**10.12 Form of Term Sheet for ManTech International Corporation Management Incentive Plan Non-
          Qualified Stock Option, and Standard Terms and Conditions for Non-Qualified Stock Options

**10.13 Form of Term Sheet for ManTech International Corporation Management Incentive Plan Incentive
          Stock Option, and Standard Terms and Conditions for Incentive Stock Options

 **16.1 Letter from PricewaterhouseCoopers LLP to the Securities and Exchange Commission

 **21.1 Subsidiaries of the Registrant

 **23.1 Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit 5.1)

 **23.2 Consent of Deloitte & Touche LLP

 **23.3 Consent of PricewaterhouseCoopers LLP

 **23.4 Prospective Director's Consent of Walter R. Fatzinger, Jr.

 **23.5 Prospective Director's Consent of Richard J. Kerr

 **24.1 Power of Attorney (included on the signature page to the Registration Statement filed on
          November 23, 2001)

--------
*  To be filed by amendment.
** Previously filed.

    (b) Financial Statement Schedule
       Valuation and Qualifying Accounts

INDEPENDENT AUDITORS' REPORT ON SCHEDULE

To the Board of Directors and Stockholders of ManTech International Corporation
    Fairfax, Virginia:

We have audited the consolidated financial statements of ManTech International Corporation as of December 31, 1999 and 2000 and September 30, 2001 and for the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, and have issued our report thereon dated November 16, 2001, except for
Note 8 as to which the date is December 17, 2001. Such consolidated financial statements and report are included elsewhere in this Registration Statement. Our audits also included the financial statement schedule of ManTech International Corporation listed in Item 16(b). This consolidated financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

In our opinion, such consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

DELOITTE & TOUCHE LLP

McLean, Virginia
November 16, 2001

                     Report of Independent Accountants on
                         Financial Statement Schedule

To the Board of Directors and Stockholders of MANTECH INTERNATIONAL CORPORATION:

Our audit of the consolidated financial statements referred to in our report dated April 26, 1999, except for Note 16, as to which the date is June 7, 1999 and Note 15, as to which the date is November 15, 2001, appearing in the Registration Statement under the Securities Act of 1933 of ManTech International Corporation also included an audit of the financial statement schedule listed in Item 16(b) of this Registration Statement. In our opinion, the financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

PricewaterhouseCoopers LLP

McLean, Virginia
April 26, 1999

                                  SCHEDULE II
Valuation and Qualifying Accounts

Activity in the Company's allowance accounts for the years ended December 31, 1998, 1999 and 2000 and the nine months ended September 30, 2001 was as follows (in thousands):

                                Doubtful Accounts
---------------------------------------------------------------------------------
               Balance at          Charged to                        Balance at
Period     Beginning of Period Costs and Expenses Deductions Other* End of Period
------     ------------------- ------------------ ---------- ------ -------------
1998......       $2,314               217           (1,152)   439      $1,818
1999......        1,818               901           (1,033)   152       1,838
2000......        1,838               313           (1,183)   464       1,432
Sept. 2001        1,432               523             (357)   342       1,940

                          Deferred Tax Asset Valuation
---------------------------------------------------------------------------------
               Balance at          Charged to                        Balance at
Period     Beginning of Period Costs and Expenses Deductions Other* End of Period
------     ------------------- ------------------ ---------- ------ -------------
1998......        $902                 --             --       --       $902
1999......         902                 --             --       --        902
2000......         902                 --             --       --        902
Sept. 2001         902                 --             --       --        902

--------
* Other represents doubtful account reserves recorded as part of Net Revenues.

Item 17. Undertakings

    (a) The undersigned registrant hereby undertakes to provide to the underwriters, at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    (c) The undersigned registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                       SIGNATURES AND POWER OF ATTORNEY


    Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on February 6, 2002.


                                          MANTECH INTERNATIONAL CORPORATION

                                          By: /s/ GEORGE J. PEDERSEN
                                             ---------------------
                                             George J. Pedersen
                                             Chairman of the Board of
                                             Directors, Chief Executive Officer
                                             and President



    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on February 6, 2002.


      Signature                                   Title
      ---------                                   -----

/s/ GEORGE J. PEDERSEN Chairman of the Board of Directors, Chief Executive Officer
---------------------- and President

/s/ JOHN A. MOORE, JR. Executive Vice President, Chief Financial Officer, Treasurer
---------------------- and Director

/s/ MICHAEL D. GOLDEN*
---------------------- Director

/s/ STEPHEN W. PORTER*
---------------------- Director

/s/ WALTER W. VAUGHAN*
---------------------- Director

* Executed by George J. Pedersen on behalf of such individual pursuant to a power of attorney granted November 23, 2001.